CORE LABORATORIES N.V.
                          1995 LONG-TERM INCENTIVE PLAN
             (As Amended and Restated Effective as of May 29, 1997)

                            Executive Share Matching
                           Restricted Share Agreement


         THIS AGREEMENT is made as of this ___day of____________, 200__, between Core Laboratories N.V., a Dutch limited liability company (the "Company"), and ________________________________ ("Participant") in order to carry out the purposes of the Core Laboratories N.V. 1995 Long-Term Incentive Plan (as amended and restated effective as of May 29, 1997) (the "Plan") by issuing Participant shares of common stock of the Company, subject to certain restrictions, and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Participant hereby agree as follows:

                                       I.
                                   Definitions

1.1 Definitions. Wherever used in this Agreement, the following words and phrases when capitalized will have the meanings ascribed below, unless the context clearly indicates to the contrary, and all other capitalized terms used in this Agreement, which are not defined below, will have the meanings set forth in the Plan.

(1) "Agreement" means this Executive Share Matching Restricted Share Agreement between Participant and the Company.

(2) "Cause" means a determination by the Committee that Participant has been convicted of, or plead nolo contendere to, any felony or a crime involving moral turpitude.

(3)      "Change in Control" means "Change in Control" as defined in the Plan.

(4)      "Date of Grant" means _______________, 200__.

(5) "Disability" means a determination by the Committee, based on a written medical opinion (unless waived by the Committee as unnecessary), that Participant is permanently incapable of continuing his usual and customary employment with the Company or any Subsidiary for physical or mental reasons.

(6) "Forfeiture Restrictions" means the Forfeiture Restrictions as set forth in Section 5.1 herein.

(7) "Involuntary Termination" means a termination of Participant's Service that (i) is not initiated in whole or in part by Participant, (ii) is not a termination as a result of Disability or death, and (iii) is not consented to by Participant.

(8) "Loan Holding Period" means the 2-year period described in Section 7.2 herein.

(9) "Normal Retirement Date" means the date Participant attains the age of 60 and completes 10 years of Service.

(10) "Participant" means the individual to whom the Restricted Matching Shares are granted as specified above.

(11) "Participant's Spouse" means the individual, if any, who is the spouse of Participant on the Qualifying
         Date.

(12)     "Qualifying Date" means the earlier of (i)  September 15,  2002, or
         (ii) the effective date of a Change in
         Control.

(13) "Qualifying Shares" means (i) Common Shares purchased and held by Participant in open market transactions on or before the Qualifying Date, excluding (A) "leveraged buy-out" Common Shares acquired in connection with the purchase of Core Laboratories from Western Atlas International, Inc., and excluding (B) Common Shares received in connection with the purchase or acquisition of a business by the Company or a Subsidiary; (ii) Common Shares acquired in open market purchases and held in Participant's account under the Core Laboratories Profit Sharing and Retirement Plan or its equivalent on or before the Qualifying Date; (iii) Common Shares designated to be held in Participant's account under the Core Laboratories Deferred Compensation Plan or its equivalent on or before the Qualifying Date; (iv) Common Shares acquired and held in Participant's individual retirement account or its equivalent on or before the Qualifying Date; (v) Common Shares acquired and held in a family trust controlled by Participant or a family partnership controlled by Participant on or before the Qualifying Date; and (vi) Common Shares acquired and held by Participant's Spouse in an account under a 401(k) plan, Keogh plan, individual retirement account, or other similar tax-qualified retirement savings plan on or before the Qualifying Date.

(14) "Restricted Matching Shares" means the Common Shares hereby issued in Participant's name pursuant to this Agreement and subject to the Forfeiture Restrictions.

(15) "Restricted Qualifying Shares" means the Restricted Qualifying Shares as set forth in Section 3.1 herein.

(16) "Service" means Participant's status as an employee of the Company or a Subsidiary or a corporation or parent or subsidiary of such corporation assuming or substituting the Restricted Matching Shares.

(17)     "Tax Gross-Up Payment" means the Tax Gross-Up Payment as set forth in
         Section 8.2 herein.

(18)     "Tax Payment Loan" means the Tax Payment Loan as set forth in Section
         7.1 herein.

(19) "Tax Rate" means the highest combined federal and state and local and foreign income, earnings, Medicare, and any other tax rates applicable to Participant on the date of determination, net of the reduction in federal income taxes which could be obtained by deduction of such state, local, and foreign taxes; provided, however, that the Committee, in its sole discretion, may adjust (upwards or downwards) the Tax Rate to more accurately reflect Participant's tax liabilities.

(20) "Vest" means the lapse of the Forfeiture Restrictions with respect to all or a portion of the Restricted
         Matching Shares.

1.2 Number and Gender. Wherever appropriate herein, words used in the singular will be considered to include the plural, and words used in the plural will be considered to include the singular. The masculine gender, where appearing herein, will be deemed to include the feminine gender where appropriate.

1.3 Headings of Articles and Sections. The headings of Articles and Sections herein are included solely for convenience. If there is any conflict between such headings and the text of the Plan, the text will control. All references to Articles, Sections, and Paragraphs are to this document unless otherwise indicated.

                                       II.
                       Award of Restricted Matching Shares

         Effective as of the Date of Grant, __________ Common Shares, shall be issued as hereinafter provided in Participant's name subject to certain restrictions thereon and shall be herein referred to as the "Restricted Matching Shares." The Restricted Matching Shares shall be issued upon acceptance hereof by Participant and upon satisfaction of the conditions of this Agreement and the Plan. Participant hereby accepts the Restricted Matching Shares when issued and agrees with respect thereto to the terms and conditions set forth in the Agreement and the Plan.

                                      III.
                Ownership and Certification of Qualifying Shares

3.1 Ownership of Qualifying Shares. As a condition of this award of Restricted Matching Shares, Participant hereby certifies that he owns, as of the Date of Grant, a number of Qualifying Shares that is at least equal to the number of Restricted Matching Shares set forth in Article II. The term "Restricted Qualifying Shares" shall refer to the number of Qualifying Shares owned by Participant on the Date of Grant that is equal to the number of Restricted Matching Shares set forth in Article II. For purposes of this Agreement and notwithstanding any other provision in this Agreement to the contrary, Common Shares owned by Participant's Spouse shall be deemed to be owned by Participant for as long as Participant's Spouse owns such Common Shares, without regard to the marital status of Participant and Participant's Spouse after the Qualifying Date.

3.2 Certification of Ownership. Participant agrees to periodically submit a signed certification of his current ownership of Restricted Qualifying Shares and Restricted Matching Shares, as the Committee may request from time to time. Such certification shall include information deemed relevant by the Committee, including, by way of example and not limitation, the number of Restricted Qualifying Shares owned, the account in which such Shares are deposited or held, and the dates of purchase or acquisition. Participant also agrees to submit any supporting documentation that the Committee may request from time to time to verify ownership of such Shares.

                                       IV.
                 Award of Additional Restricted Matching Shares

4.1 Award of Additional Restricted Matching Shares. If the number of Restricted Matching Shares awarded pursuant to Article II is less than 50,000, the Company agrees to award Participant an additional number of Restricted Matching Shares equal to (i) the number of Qualifying Shares owned by Participant as of the Qualifying Date, less (ii) the number of Qualifying Shares owned by Participant as of the Date of Grant; provided, however, that the combined number of Restricted Matching Shares under this Agreement and the additional award pursuant to this Section 4.1, if any, shall in no event exceed 50,000 Restricted Matching Shares. Notwithstanding any provision in this Section 4.1 to the contrary, Participant must be employed in good standing by the Company or a Subsidiary on the Qualifying Date in order to be eligible to receive an award of additional Restricted Matching Shares pursuant to this Section 4.1.

4.2 Terms of Additional Restricted Matching Shares. The additional Restricted Matching Shares awarded pursuant to Section 4.1, if any, shall be evidenced by an Executive Share Matching Restricted Share Agreement that shall provide for substantially similar terms and conditions as this Agreement. Such additional Restricted Matching Shares, if any, shall be awarded as soon as administratively practicable after the Qualifying Date.

                                       V.
                             Forfeiture Restrictions

5.1 Forfeiture Restrictions.

(a) The Restricted Matching Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions (as hereinafter defined). In the event of termination of Participant's Service, Participant shall, for no consideration, forfeit to the Company all Restricted Matching Shares to the extent then subject to the Forfeiture Restrictions. In addition, in the event Participant ceases to maintain continuous ownership of the Restricted Qualifying Shares, Participant shall, for no consideration, forfeit to the Company the number of Restricted Matching Shares to the extent then subject to the Forfeiture Restrictions that is in excess of the number of Qualifying Shares for which Participant has maintained continuous ownership. The prohibition against transfer and the obligation to forfeit and surrender Restricted Matching Shares to the Company upon (i) termination of Service or (ii) failure to maintain ownership of the Restricted Qualifying Shares are herein referred to as the "Forfeiture Restrictions."

(b) The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Matching Shares. The prohibitions of this Section
5.1 shall not apply to the transfer of Restricted Matching Shares pursuant to a plan of reorganization of the Company, but the stock, securities or other property received in exchange therefore shall also become subject to the Forfeiture Restrictions and provisions governing the lapsing of such Forfeiture Restrictions applicable to the original Restricted Matching Shares for all purposes of this Agreement and the certificates representing such stock, securities or other property shall be legended to show such restrictions.

                                       VI.
                                     Vesting

6.1 Vesting/Lapse of Forfeiture Restrictions.

(a) Subject to Sections 6.2 and 6.3, the Restricted Matching Shares shall Vest on the third anniversary of the Date of Grant provided that the following requirements are satisfied: (i) Participant's Service has been continuous from the Date of Grant through the third anniversary of the Date of Grant, and (ii) Participant has maintained continuous ownership of the Restricted Qualifying Shares from the Date of Grant through the third anniversary of the Date of Grant.

(b) To the extent that Participant maintains continuous ownership of some, but not all, of the Restricted Qualifying Shares and has thus forfeited a portion of the Restricted Matching Shares pursuant to Section 5.1, the Vesting of the Restricted Matching Shares described in this Section 6.1 shall be with respect to only the number of Restricted Matching Shares that is equal to the number of Qualifying Shares which Participant has maintained continuous ownership from the Date of Grant through the third anniversary of the Date of Grant.

6.2 Acceleration of Vesting.

(a) If Participant's Service terminates (i) on or after Normal Retirement Date, or (ii) by reason of death, Disability, or Involuntary Termination for reasons other than Cause, the number of Restricted Matching Shares that is equal to the number of Qualifying Shares which Participant has maintained continuous ownership from the Date of Grant through the effective date of such termination of Participant's Service shall, as of the effective date of such termination of Participant's Service, become Vested.

(b) In the event of a Change in Control while Participant is in the Service of the Company or a Subsidiary, the number of Restricted Matching Shares that is equal to the number of Qualifying Shares which Participant has maintained continuous ownership from the Date of Grant through the effective date of such Change in Control shall, as of the effective date of such Change in Control, become Vested.

6.3 Effect of Termination of Service or Lack of Continuous Ownership on Vesting.

(a) Except as provided in Section 6.2, upon termination of Participant's Service for any reason, the Restricted Matching Shares shall be immediately forfeited to the extent not then Vested.

(b) Upon Participant's failure to maintain continuous ownership of the Restricted Qualifying Shares, the number of Restricted Matching Shares that is in excess of the number of Qualifying Shares for which Participant has maintained continuous ownership since the Date of Grant shall be immediately forfeited to the extent not then Vested.

                                      VII.
                                Tax Payment Loan

7.1 Tax Payment Loan. Upon the lapsing of the Forfeiture Restrictions, Participant may be eligible to receive from the Company a loan which is intended to be used to pay Participant's tax liabilities associated with the Vesting of the Restricted Matching Shares. The loan described in this Article VII shall be referred to as the "Tax Payment Loan."

7.2 Conditions for Receiving Tax Payment Loan. In order to receive the Tax Payment Loan, Participant must (i) be actively employed by the Company or a Subsidiary, (ii) agree to retain all Restricted Qualifying Shares and Restricted Matching Shares for 2 years following the date that the Restricted Matching Shares become Vested (this 2-year period shall be herein referred to as the "Loan Holding Period"), (iii) agree to provide such information as the Committee may request for purposes of determining whether to adjust the amount of the Tax Payment Loan in accordance with Section 7.3, and (iv) agree to execute such instrument evidencing the terms of the Tax Payment Loan as the Committee may require, the terms of which shall be consistent with the provisions of this
Article VII.

7.3 Amount of Tax Payment Loan. The Tax Payment Loan shall be an amount equal to the Tax Rate multiplied by the value of the Restricted Matching Shares as of the date such Restricted Matching Shares become Vested. Notwithstanding the foregoing, the Committee, in its sole discretion, may adjust (upwards or downwards) the amount of the Tax Payment Loan to more accurately reflect the Tax Rate and the resulting tax liabilities associated with the Vesting of the Restricted Matching Shares.

7.4 Interest-Free Loan. The Tax Payment Loan shall be interest-free. Participant understands that, depending on the amount of the Tax Payment Loan, current federal income tax law may require that the Company report to Participant "imputed" compensation income equal to a minimum amount of interest on the Tax Payment Loan. Participant may wish to consult with a tax advisor regarding the federal income tax consequences associated with obtaining the Tax Payment Loan.

7.5 Term of Tax Payment Loan. Subject to the acceleration of the Tax Payment Loan pursuant to Section 7.6, the Tax Payment Loan shall be due and payable on the last day of the Loan Holding Period. No payment shall be required to be made with respect to the Tax Payment Loan prior to the date that it becomes due and payable.

7.6 Acceleration of Tax Payment Loan. Notwithstanding any provision in Section
7.5 to the contrary, the Tax Payment Loan shall become immediately due and payable upon the occurrence of any one of the following events: (i) Participant sells or disposes of any of the Restricted Qualifying Shares or Restricted Matching Shares prior to the last day of the Loan Holding Period, (ii) Participant's Service is voluntarily terminated prior to his Normal Retirement Date for any reason other than death or Disability, or (iii) Participant's Service is Involuntary Terminated for Cause.

7.7 Forgiveness of Tax Payment Loan.
(a) Notwithstanding any provision in this Article VII to the contrary, the Tax Payment Loan shall be forgiven by the Company on the last day of the Loan Holding Period if the following requirements are satisfied: (i) the Tax Payment Loan has not become due and payable prior to the last day of the Loan Holding Period pursuant to Section 7.6, (ii) Participant has been continuously employed in good standing by the Company or a Subsidiary during the Loan Holding Period, and (iii) Participant has maintained continuous ownership of all Restricted Qualifying Shares and all Restricted Matching Shares during the Loan Holding Period. If the Tax Payment Loan is forgiven pursuant to this Paragraph (a), Participant shall be entitled to a Tax Gross-Up Payment in accordance with
Section 8.1

(b) Notwithstanding any provision in this Article VII to the contrary, the Tax Payment Loan shall also be forgiven by the Company if the following requirements are satisfied: (i) prior to the last day of the Loan Holding Period, Participant's Service with the Company or a Subsidiary is (A) Involuntarily Terminated for reasons other than for Cause, (B) terminated on or after Normal Retirement Date, or (C) terminated by reason of death or Disability, and (ii) the Tax Payment Loan has not become due and payable pursuant to Section 7.6 prior to the date of such termination of Participant's Service. If the Tax Payment Loan is forgiven pursuant to this Paragraph (b), Participant shall not be entitled to a Tax Gross-Up Payment pursuant to Section 8.1. Participant understands that, under current federal income tax laws, the forgiveness of the Tax Payment Loan will result in such forgiven amount being treated as taxable income to Participant.

 VIII.
                              Tax Gross-Up Payment

8.1      Eligibility for Tax Gross-Up Payment.

(a) If the Tax Payment Loan is forgiven pursuant to Section 7.7(a) above, the Company agrees to pay Participant a Tax Gross-Up Payment.

(b) If the Tax Payment Loan is forgiven pursuant to Section 7.7(b) or becomes due and payable, Participant shall not be entitled to a Tax Gross-Up Payment.

8.2 Amount of Tax Gross-Up Payment. If Participant is eligible to receive a Tax Gross-Up Payment pursuant to Section 8.1, the Company shall pay Participant an amount that is intended to reimburse Participant for tax liabilities resulting from (i) the forgiveness of the Tax Payment Loan, (ii) the income imputed to Participant under federal income tax laws as a result of the Tax Payment Loan, and (iii) the payments described in (i) and (ii) above. This payment, which shall be referred to as the "Tax Gross-Up Payment," shall be determined by (A) calculating the sum of the amount of the forgiven Tax Payment Loan plus the income imputed to Participant under federal income tax laws as a result of the Tax Payment Loan, (B) multiplying the amount calculated in clause (A) by the Tax Rate, and (C) dividing the amount calculated in Clause (B) by the Tax Rate. Notwithstanding the foregoing, the Committee, in its sole discretion, may adjust (upwards or downwards) the Tax Rate used to calculate the Tax Gross-Up Payment to more accurately reflect Participant's tax liabilities. Participant agrees to provide such information as the Committee may request for purposes of determining whether to adjust such Tax Rate. The Tax Gross-Up Payment shall be made as soon as administratively practicable after the date the Tax Payment Loan is forgiven.

                                       IX.
              Status of Restricted Matching Shares and Restrictions

9.1 Status of Restricted Matching Shares. With respect to the status of the Restricted Matching Shares, at the time of execution of this Agreement Participant understands and agrees to all of the following:

(a) Participant agrees that the Restricted Matching Shares will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable securities laws, whether federal or state.

(b) Participant agrees that (i) the certificates representing the Restricted Matching Shares may bear such legend or legends as the Committee deems appropriate in order to reflect the Forfeiture Restrictions and to ensure compliance with applicable securities laws, (ii) the Company may refuse to register the Restricted Matching Shares on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law, and
(iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the Restricted Matching Shares.

9.2 Certificates and Shareholder Rights. Restricted Matching Shares awarded pursuant to this Agreement will be represented by a stock certificate registered in the name of Participant. Participant will have the right to receive non-cash dividends with respect to Restricted Matching Shares, to vote Restricted Matching Shares, and to enjoy all other shareholder rights, except that (i) Participant will not be entitled to delivery of the stock certificate until the Forfeiture Restrictions have lapsed, (ii) the Company will retain custody of the Restricted Matching Shares until the Forfeiture Restrictions have lapsed, (iii) Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the Restricted Matching Shares until the Forfeiture Restrictions have lapsed, (iv) a breach of the terms and conditions established by the Committee pursuant to the Agreement will cause a forfeiture of the Restricted Matching Shares, and (v) any additional Common Shares or other securities issued or transferred with respect to the Restricted Matching Shares pursuant to a stock dividend, stock split, recapitalization, combination of shares, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company shall be subject to the same Forfeiture Restrictions on transfer as the Restricted Matching Shares and shall become Restricted Matching Shares for purposes of this Agreement. The Company, on the Date of Grant or anytime thereafter, may require Participant to deliver to the Company a stock power, endorsed in blank, relating to the Restricted Matching Shares. As soon as practicable after the expiration of the Forfeiture Restrictions, the Company shall deliver to Participant the stock certificates and any other property no longer subject to the Forfeiture Restrictions.

                                       X.
                                  Miscellaneous

10.1 Continuous Ownership of Common Shares. For purposes of this Agreement, and notwithstanding any provision in this Agreement to the contrary, a Participant shall be deemed to have maintained continuous ownership of Common Shares to the extent that such Common Shares are exchanged for other Common Shares (including, by way of example and not limitation, a transaction in which Common Shares are used to satisfy all or a portion of the exercise price of an option to acquire additional Common Shares), but only to the extent that Participant maintains (or is deemed to have maintained) continuous ownership of the Common Shares received in such exchange or transaction. Notwithstanding the foregoing, to the extent that the number of Common Shares received by Participant is greater than the number of Common Shares given by Participant in such exchange or transaction (including, by way of example and not limitation, a transaction in which the number of Common Shares received as a result of the exercise of an option is greater than the number of Common Shares used to satisfy the exercise price), such excess number of Common Shares received by Participant may be sold or otherwise disposed of without affecting the deemed continuous ownership of the Common Shares that were given in such exchange or transaction.

10.2 Service Relationship. For purposes of this Agreement, any question as to whether and when there has been a termination of Participant's Service, and the cause of such termination, shall be determined by the Committee, and its determination will be final.

10.3 Notices. For purposes of this Agreement, notices and all other communications provided for herein will be in writing and will be deemed to have been duly given when personally delivered or (i) if Participant is outside of the United States at the time of transmission of such notice, when sent by courier, facsimile, or electronic mail, and (ii) if Participant is within the United States at the time of transmission of such notice, when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company at its principal executive office and to Participant at the last address filed with the Company or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address will be effective only upon receipt.

10.4 Election Under Section 83(b) of the Code. In connection with receipt of the Restricted Matching Shares, Participant understands that Participant should consult with Participant's tax advisor regarding the advisability of filing with the Internal Revenue Service an election under section 83(b) of the Code. This election (which is optional and not required) must be filed no later than 30 days after the date on which Participant is granted the unvested Restricted Matching Shares. This time period cannot be extended. Failure to file an election under section 83(b) within the 30-day time period will result in such election being unavailable to Participant. Participant acknowledges (i) that Participant has been advised to consult with a tax advisor regarding the tax consequences in connection with the receipt of the Restricted Matching Shares and (ii) that timely filing of a section 83(b) election is Participant's sole responsibility, even if Participant requests the Company or its representative to file such election on Participant's behalf.

10.5 Restrictions on Transfer of Shares. No Restricted Matching Shares may be sold, exchanged, transferred (including, without limitation, any transfer to a nominee or agent of Participant), assigned, pledged, hypothecated, or otherwise disposed of, including by operation of law, in any manner that violates the Forfeiture Restrictions and any other provisions of this Agreement, and, until the date on which such Forfeiture Restrictions lapse, any such attempted disposition shall be void. The Company shall not be required (i) to transfer on its books any shares that will have been transferred in violation of this Agreement or (ii) to treat as owner of such shares, to accord the right to vote as such owner, or to pay dividends to any transferee to whom such shares will have been so transferred.

10.6 Withholding of Tax. To the extent that the receipt of Restricted Matching Shares, the lapse of any Forfeiture Restriction, the receipt of the Tax Payment Loan, or the forgiveness of the Tax Payment Loan results in compensation income to Participant for federal or state income tax purposes, Participant shall deliver to the Company at the time of such event such amount of money or Common Shares as the Company may require to meet all obligations under applicable tax laws or regulations, and, if Participant fails to do so, the Company is authorized to withhold or cause to be withheld from any cash or Common Shares remuneration then or thereafter payable to Participant any tax required to be withheld by reason of such resulting compensation income.

10.7 No Employment Rights Conferred. No provision of this Agreement shall confer any right upon Participant to continued employment with the Company or any Subsidiary.

10.8 Limitation of Rights. Any liability or obligation of the Company with respect to a payment or future award under this Agreement shall be based solely upon any contractual obligations that may be created by this Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company or a Subsidiary.

10.9 Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Participant.

10.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Texas.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and Participant has executed this Agreement, all effective as of the Date of Grant.

                                      CORE LABORATORIES N.V.

                                      By: _____________________________________
                                      Name:____________________________________
                                      Title:___________________________________

                                      PARTICIPANT

                                      By: _____________________________________
                                      Name:____________________________________